CREDIT AGREEMENT

          THIS CREDIT AGREEMENT, dated as of December 21, 2009, is by and between Vascular Solutions, Inc., a Minnesota corporation (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Bank”).

RECITALS:

          A.          The Borrower has requested that the Bank make available to the Borrower the Revolving Credit Facility (defined below).

          B.          The Borrower will use the proceeds of advances under the Revolving Credit Facility for the Borrower’s general working capital purposes.

AGREEMENTS:

          IN CONSIDERATION of the foregoing premises, and the mutual covenants set forth herein, the parties agree as follows:

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1     Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set out respectively after each (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          Advance(s): Any advance(s) of loan proceeds made by Bank to the Borrower in accordance with the terms of this Agreement.

          Adverse Effect: A negative event related to the business, operations, property, assets or financial condition of the Borrower that depletes 50% of the Borrower’s current cash and cash equivalents (as determined by the most recent publicly-available financial statements).

          Affiliate: Any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries, or (ii) five percent (5%) or more of the equity interest of which is held beneficially or of record by the Borrower or any of its Subsidiaries. Control for purposes of this definition means the possession, directly or indirectly, of the power to cause the direction of management and policies of a Person, whether through the ownership of voting securities or otherwise.

          Agreement: This Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

          Borrowing Base: At any time an amount equal to the sum of:

(a)	80% of Eligible Receivables; plus

(b)	the lesser of $5,000,000 or 50% of Eligible Inventory; plus

(c)	the lesser of $2,000,000 or 50% of Eligible Property and Equipment;

provided the foregoing Borrowing Base is subject to change from time to time in the Banks’ discretion, including without limitation, following the result of any collateral exam performed by the Bank in accordance with Section 8.6 hereof.

          Borrowing Base Certificate: The borrowing base certificate in the form of Exhibit B attached hereto, or such form as the Bank may require from time to time.

          Borrowing Base Deficiency: At the time of any determination, the amount, if any, by which the principal balance of the Revolving Credit Facility under this Agreement exceeds the Borrowing Base.

          Business Day: Any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which commercial banks are open for business in New York, New York.

          Capitalized Lease: Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

          Code: The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

          Commitment: The commitment of the Bank to make Advances to the Borrower in accordance with the terms of this Agreement and to issue Letters of Credit for the account of the Borrower in an aggregate principal amount not to exceed the lesser of (i) $10,000,000.00, and (ii) the Borrowing Base.

          Collateral: As defined in Section 5.1.

          Compliance Certificate: The compliance certificate in such form as the Bank may require from time to time to be delivered by the Borrower to the Bank demonstrating the Borrower’s compliance (or non-compliance) with Sections 8.2(a) and 8.2(b), and stating that as of the end of such period there did not exist any Default or Event of Default.

          Credit Party: The Borrower, any Subsidiary of the Borrower, any other Person who at any time guaranties or pledges any assets to secure the Obligations, or any one or more of them.

          Default: Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

          EBITDA [or Earnings Before Interest, Taxes, Depreciation, and Amortization]: For any period of determination, the net income of a Person before deductions for Interest Expense, cash payment of federal, state and local income taxes, depreciation, and amortization.

          EBITDAR: EBITDA plus Operating Lease expense.

          Eligible Inventory: The dollar value of all raw materials and finished goods inventory held for sale or lease which is merchantable, not unsaleable or obsolete, owned solely by the Borrower that is at all times subject to a first priority perfected security interest in favor of the Bank and is not subject to any other Liens and which the Bank deems to be Eligible Inventory; provided, that, without limiting the generality of the foregoing, Eligible Inventory shall not include (i) work-in-process inventory, (ii) inventory subject to consignment or otherwise in the possession of a third party, (iii) inventory that is in-transit or not located within the United States, (iv) inventory identified to be purchased under a contract under which the Borrower has received, or is entitled to receive, an advance payment, (v) inventory which is comprised of returns, rejected items, re-work items, non-standard items, or odd-lots, (vi) supplies, packaging, maintenance parts or sample inventory, and (vii) inventory that is located at any warehouse or other premises and not covered by a landlord’s waiver and consent. Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory. The value of Eligible Inventory shall be the lower of the cost or market value of the Eligible Inventory computed in accordance with GAAP on a first in, first out basis and shall be determined from the Borrowing Base Certificate and supporting reports delivered to the Bank pursuant to this Agreement.

          Eligible Property and Equipment: The net book value of all goods and equipment (as such terms are defined in the Uniform Commercial Code as adopted in the State of Minnesota) owned solely by the Borrower that is at all times subject to a first priority perfected security interest in favor of the Bank and is not subject to any other Liens, other than inventory, farm products, or consumer goods.

          Eligible Receivables: The dollar value of any account receivable owing to the Borrower for services rendered or to be rendered or goods sold in the ordinary course of business that has been invoiced to its customer by the Borrower, is owned solely by the Borrower and is subject to a first priority perfected security interest in favor of the Bank at the time it comes into existence and continues to meet the same until it is collected in full and is not subject to any other Liens. Without limiting the generality of the foregoing, a receivable shall not be an Eligible Receivable if:

(a) it has been unpaid more than 90 days past the invoice date thereof;

(b) it is subject to any Lien, other than the security interest of the Bank;

(c) it is not a valid, legally enforceable obligation of the account debtor to the full extent of its amount;

            (d)          it is subject to any setoff, counterclaim, credit allowance, retainage, current claim against the warranty or adjustment by the account debtor thereunder, or to any claim by such account debtor denying liability thereunder in whole or in part, or such account debtor has refused to accept or has returned or offered to return any of the goods which are subject to such receivable;

(e) the account debtor is also a supplier or creditor of the Borrower, to the extent of any contra account;

(f) it did not arise in the ordinary course of the Borrower’s business;

(g) any notice of the bankruptcy, insolvency or financial impairment of the account debtor thereunder has been received by the Borrower;

(h) it arose out of any contract or order which by its terms, forbids or makes void or unenforceable its assignment by the Borrower to the Bank;

            (i)          it is a receivable owing by (1) the United States government or any department, agency or other subdivision thereof (except to the extent that the Borrower complies with the Federal Assignment of Claims Act of 1940, as amended); (2) a Person located in any jurisdiction outside the United States; or (3) any Affiliate, shareholder or employee of the Borrower;

(j) it relates to accounts that have been extended, restructured, amended or modified; or

(k) it relates to retainages or progress billings.

A receivable which is at any time an Eligible Receivable but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Receivable. Further, (1) if 10% or more of the receivables are from the same or related account debtor, the portion of the obligations from such account debtor in excess of 10% shall be excluded from Eligible Receivables, and (2) if 10% or more of the receivables from any account debtor are more than 90 days past the invoice date, all obligations owed by the account debtor shall be excluded from Eligible Receivables. The amount of Eligible Receivables shall be determined from the Borrowing Base Certificate and supporting reports delivered to the Bank pursuant to the terms of this Agreement.

          ERISA: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

          ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          Event of Default: Any event described in Section 10.1.

          GAAP: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          Indebtedness: Without duplication, all indebtedness for borrowed money or credit extended to or for the account of the Borrower or any Subsidiary, including without limitation, (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services; (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations respecting Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit. Notwithstanding the foregoing, “Indebtedness” shall not include Trade Accounts Payable. For all purposes of this Agreement (i) the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, and (ii) the Indebtedness of any Person shall include the Indebtedness of any joint venture in which such Person is a joint venturer.

          Interest Expense: For any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Liabilities of a Person, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements of such Person, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

          Investment: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. Investments do not include advances or loans, which in the aggregate do not exceed $1,000,000.00, made to vendors who will ultimately provide products to Borrower.

          Letters of Credit: Any letters of credit issued by Bank, and subject to Bank’s approval, for the account of Borrower, each of which is herein sometimes individually called a “Letter of Credit”, as the same may be amended, supplemented, extended or confirmed from time to time.

          Letter of Credit Obligations: The aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower hereunder.

          LIBOR Rate: The one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

          Liabilities: Means with respect to any Person (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases and Operating Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

          Lien: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

          Loan(s): Any loan(s) made by the Bank to the Borrower under the Revolving Credit Facility.

          Loan Documents: This Agreement, the Note, the Security Agreement, and each other instrument, document, financing statement, guaranty, security agreement, pledge agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.

          Maturity Date: The Revolving Credit Expiration Date.

          Note: That certain Revolving Promissory Note, dated the date hereof, executed by the Borrower and made payable to the order of the Bank in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000), as it may be amended, modified, supplemented, restated or replaced from time to time.

          Obligations: The obligation of the Borrower: (a) to pay the principal of and interest on the Note in accordance with the terms hereof and thereof, and to satisfy all of the Borrower’s other obligations to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, whether matured or unmatured, whether direct or contingent, whether joint, several or joint and several, including without limitation the Letter of Credit Obligations, obligations with respect to any interest rate swaps, caps, collars or other derivative or hedging products, including without limitation, any obligations to or credit from others in which the Bank has a direct or indirect interest (including without limitation participations), including any extensions, modifications, renewals thereof and substitutions therefor; (b) to repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and (c) to pay all of the Bank’s expenses and costs, together with the fees and expenses of its counsel in connection with this Agreement or any other Loan Document(s), and any amendments thereto, and the documents required hereunder or thereunder, excluding costs and attorneys’ fees incurred in the negotiation and preparation of this Agreement and the other initial Loan Documents, or any proceedings brought or threatened to enforce payment of any of the Obligations described in clauses (a) or (b) above.

          Operating Accounts: All operating and depositary accounts of Borrower (whether one or more), including all accounts for depositing revenues and paying expenses relating to Borrower’s operations.

          Operating Lease: A lease agreement, rental agreement or similar agreement for the use of real or personal property (tangible or intangible) which are not required to be classified and accounted for as a Capitalized Lease

          Organizational Documents: The following documents each of which shall be in form and substance acceptable to the Lender:

(i)	a copy of the Borrower’s Articles of Incorporation, duly certified as of a current date by the Minnesota Secretary of State, along with any amendments to the same;

(ii)	a copy of the Borrower’s Bylaws;

(iii)	a Certificate of Good Standing of the Borrower, duly issued as of a current date by the Minnesota Secretary of State; and

(iv)	a copy of the resolutions of the Borrower’s board of directors authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby.

          PBGC: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          Permitted Lien: Any Lien of a kind specified in paragraphs (a)-(d) of Section 9.11.

          Person: Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          Plan: An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

          Prohibited Transaction: A transaction prohibited by either Section 4975 of the Code or Section 406 of ERISA, but excluding any exempt transactions as provided thereunder.

          Reportable Event: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

          Revolving Credit Expiration Date: The date that first occurs: (i) December 21, 2010, or (ii) the date on which the Revolving Credit Facility is terminated pursuant to Section 10.2.

          Revolving Credit Facility: The revolving credit facility under which the Bank may issue Letters of Credit and make Loans to the Borrower in accordance with Article 2 and the Note up to an aggregate principal amount at any one time outstanding not to exceed the Commitment.

          Revolving Interest Rate: The annual rate of interest that shall at all times be equal to the LIBOR Rate plus one and sixty-hundredths percent (1.60%). The Revolving Interest Rate shall change on the effective date of any change in the LIBOR Rate. Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Bank, the Revolving Interest Rate shall, at the election of the Bank, be that rate of interest that would otherwise be then in effect plus 5.0%. The Bank may lend to its customers at rates that are at, above, or below the Revolving Interest Rate.

          Security Agreement: That certain Security Agreement, dated the date hereof, executed by the Borrower and delivered to the Bank, as it may be amended, modified, supplemented, restated or replaced from time to time pursuant to which Borrower grants a security interest to Bank in all of Borrower’s property.

          Subsidiary: Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

          Total Cash Flow Leverage Ratio: For any specified period, the ratio of Person’s (a) Total Funded Indebtedness to (b) EBITDAR. Each component of the Total Cash Flow Leverage Ratio shall be determined for or as of any period in accordance with GAAP, unless this Agreement specifically references a cash payment as part of the calculation. The Total Cash Flow Leverage Ratio shall be tested as of the last day of each fiscal quarterly period, with Total Funded Indebtedness calculated as of each such date, and with EBITDAR calculated on an aggregate basis covering the prior twelve (12) consecutive months ending on each such date.

          Total Funded Indebtedness: At the time of any determination (without duplication) with respect to any Person, the sum of the outstanding principal balance and capitalized balance of the following Liabilities of such Person, (a) six times the prior twelve consecutive months rent and lease expense under Operating Leases, plus (b) the Loans under this Agreement, plus (c) any other interest bearing indebtedness or liability for borrowed money (other than Trade Accounts Payable).

          Trade Accounts Payable: The trade accounts payable of any Person with a maturity of not greater than 90 days (or such longer period of time as may be permitted by the terms of such payable) incurred in the ordinary course of such Person’s business.

          Section 1.2     Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles 8 and 9 hereof) shall be made in accordance with GAAP consistently applied.

          Section 1.3     Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE 2 TERMS OF LENDING

          Section 2.1     Revolving Credit Facility. Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Bank agrees to make advances (the “Advances”) to the Borrower under this Section 2.1 from time to time from the date hereof until the Revolving Credit Expiration Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of all outstanding Advances under this Section 2.1 plus the Letter of Credit Obligations shall not exceed the Commitment at any time. If, at any time, or for any reason, the principal amount outstanding under the Loan pursuant to Advances and all Letter of Credit Obligations exceeds the Commitment, the Borrower shall immediately pay to the Bank, in cash, the amount of such excess.

          Section 2.2     Borrowing Procedures for Revolving Loan. Each time the Borrower desires an Advance under the Revolving Credit Facility pursuant to Section 2.1, such request shall be in writing (which may be by telecopy) or by telephone, and must be given so as to be received by the Bank not later than 11:00 a.m., Minneapolis time, on the date of the requested advance. Each request for an Advance shall specify (i) the borrowing date (which shall be a Business Day), and (ii) the amount of such Advance, (iii) the purpose of such Advance, and (iv) any additional information required by this Agreement or reasonably requested by Bank. Any request for an Advance shall be deemed to be a representation that no event has occurred and is continuing, or will result from such Advance, which constitutes a Default or an Event of Default, and that the Borrower’s representations and warranties contained in Article 7 are true and correct as of the date of the Advance as though made on and as of such date. Unless the Bank determines that any applicable condition specified in Article 6 has not been satisfied, the Bank will agree to make the amount of the requested Advance available to the Borrower at the Bank’s office located in Minneapolis, Minnesota, or such other location as the Bank may designate from time to time, in immediately available funds not later than 5:00 p.m., Minneapolis time, on the date requested. The Borrower shall be obligated to repay all Advances the Bank reasonably determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so.

          Section 2.3     The Note. The obligation of the Borrower to repay any and all Advances made under Section 2.1, shall be evidenced by the Note. The Bank shall enter in its records the amount of each advance under, and the payments made on, the Revolving Credit Facility, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

          Section 2.4     Use of Proceeds. The proceeds of the Advances from the Bank shall be used for working capital purposes or general corporate purposes.

          Section 2.5     Letters of Credit. The Bank shall have no obligation to issue Letters of Credit exceeding an aggregate limit of $4,750,000.00. The Bank’s issuance of each Letter of Credit shall, in addition to the terms and conditions of this facility, be subject to the conditions precedent that the Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as the Bank shall have reasonably requested. Borrower hereby indemnifies and holds harmless the Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Bank may incur (or which may be claimed against the Bank by any person whatsoever), in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the negligence, gross negligence or willful misconduct of the party seeking indemnification.

ARTICLE 3 INTEREST AND COSTS

          Section 3.1     Interest on Revolving Loan. The unpaid principal amount of the Loan shall bear interest at the Revolving Interest Rate.

          Section 3.2     Computation. Interest on the Note shall be computed on the basis of a year consisting of 360 days, but charged for the actual days the principal remains outstanding.

          Section 3.3     Payment Dates. Interest accruing on the Loan shall be due and payable as specified in the Note. Interest will accrue on any Advance beginning on the date of such Advance and continuing up to and including the date that such Advance is repaid.

          Section 3.4     Late Fees. In the event that any interest is not paid within 10 days after the due date thereof, the Borrower shall pay to the Bank upon demand a late charge equal to 5% of such overdue interest amount or $5.00, whichever is greater. This late charge is in addition to any default rate of interest that may be imposed.

          Section 3.5     Non-Use Fee. On the tenth (10th) day of the first month following the end of each quarter during the term of the Loan commencing April 10, 2010 and continuing every three months thereafter (July 10, October 10, January 10, April 10) until the Obligations are satisfied in full, and on the Maturity Date, Borrower shall pay Bank a fee (the “Unused Revolving Credit Fee”) in an amount equal to one-eighth of one percent (0.125%) per annum multiplied by the difference between the maximum Commitment and the average daily outstanding principal balance of the Revolving Credit Facility for the immediately preceding calendar quarter, as calculated by Bank. If applicable, the first and last payment of the Unused Revolving Credit Fee shall be prorated if the period of time between the date of this Agreement and the first payment date or the period of time between the most recent payment date and the Revolving Credit Expiration Date is more or less than a full calendar quarter.

          Section 3.6     Fees and Expenses. On the date of this Agreement, the Borrower shall pay to the Bank all of the Bank’s reasonable fees and expenses, including reasonable legal fees. The Borrower shall pay to Bank an annual letter of credit fee of equal to the Revolving Interest Rate for each Letter of Credit the Bank issues pursuant to this Agreement.

ARTICLE 4 PAYMENTS AND PREPAYMENTS

          Section 4.1     Repayment. Principal of the Loan shall be due and payable as specified in the Note and herein.

          Section 4.2     Accelerated Payments. Upon the occurrence of an Event of Default and the acceleration of any Note, pursuant to and as permitted by Section 10.2, the Note and all other Obligations, shall be immediately due and payable as provided in Section 10.2 and in the Note.

          Section 4.3     Payments. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the Bank’s office as specified in the Note or pursuant to other written instructions from the Bank. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on any Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

          Section 4.4     Debits; Advances. The Bank is hereby authorized to pay accrued interest on the Note, the principal of the Note, any and all other amounts when they become due and payable under the Loan Documents, and any checks presented for payment, by debiting any account of the Borrower at the Bank or by making one or more advances under the Loan, all without further authorization of the Borrower.

          Section 4.5     Application of the Payments. Any voluntary prepayment shall be applied first to the payment of accrued interest and then to the reduction of principal of such Note in inverse order of maturity. Any prepayment resulting from an acceleration of the Note shall be applied to any and all of the Note in such order and such amounts as the Bank may from time to time determine and direct, notwithstanding any contrary instructions or directions of the Borrower.

          Section 4.6     Optional Prepayments. The Borrower may, upon notice to the Bank, prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty.

          Section 4.7     Mandatory Prepayment. In the event of a Borrowing Base Deficiency or in the event that the aggregate outstanding principal amount of all Advances plus all Letter of Credit Obligations shall at any time exceed the Commitment, the Borrower shall within 5 days following notice from the Bank pay to the Bank the amount of such excess together with the amount of accrued interest to the date of such prepayment on the amount prepaid.

ARTICLE 5 COLLATERAL SECURITY

          Section 5.1     Composition of the Collateral. The property in which a security interest is, or is intended to be, granted pursuant to this Agreement, the Security Agreement, or any other Loan Document and the provisions of Section 5.2 is herein collectively called the “Collateral.” The Collateral, together with all the Borrower’s other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all of the Obligations, and may be retained by the Bank until all Obligations have been indefeasibly satisfied in full, and the Revolving Credit Facility has terminated.

          Section 5.2     Rights in Property Held by the Bank. As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants to the Bank a lien on and a present and continuing security interest in, any amounts which may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, (a) the Operating Accounts, (b) all other contract rights, claims and privileges in respect of such accounts, and (c) all cash, checks, money orders and other items of value of Borrower now or hereafter deposited in such accounts, and all proceeds of the foregoing, which lien and security interest shall be independent of any right of setoff which the Bank may have. Borrower represents and warrants that there are no perfected liens or encumbrances with respect to the accounts described in items (a) through (c) above, except for the rights of Bank, and covenants with Bank that it shall not enter into any acknowledgment or agreement that gives any other person or entity except Bank control over, or any other security interest, lien or title in, such accounts. Bank shall hold such accounts as additional security for all of Borrower’s obligations under the Loan Documents. At any such time that no Event of Default is continuing, Borrower shall have the right to use the Operating Accounts and may withdraw funds from the Operating Accounts as the Borrower deems necessary in the conduct of its normal business operations. Following the occurrence of an Event of Default, and while an Event of Default is continuing, neither Borrower nor any other person or entity, acting through or under Borrower, shall have any control over the use of, or have any right to withdraw any amount from, such accounts, without the prior written consent of Bank, except as provided herein.

          Section 5.3     Priority of Liens. The liens as provided for under this Agreement, the Security Agreement and the other Loan Documents shall be first and prior liens, except that Borrower may have first and prior liens for specific items of equipment separate from the Agreement, the Security Agreement, and other Loan Documents, the aggregate of which will not exceed $250,000 at any given time.

          Section 5.4     Financing Statements. The Borrower will authorize, execute and deliver such security agreements, assignments, and UCC financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Bank as the Bank may specify and will pay or reimburse the Bank for all costs of filing or recording the same in such public offices as the Bank may designate, and take such other steps as the Bank shall direct, including the noting of the Bank’s lien on the chattel paper or any vehicle certificates of title, in order to perfect the Bank’s interest in the Collateral.

ARTICLE 6 CONDITIONS PRECEDENT

          Section 6.1     Conditions of Initial Loan. The obligation of the Bank to make the initial Advance hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the conditions precedent set forth in Section 6.2 below, that the Bank shall have received all of the items set forth on Exhibit A attached hereto, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date hereof or such other date as is satisfactory to the Bank.

          Section 6.2     Conditions Precedent to all Loans. The obligation of the Bank to make any Advance hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for an Advance) shall be deemed a written certification that such conditions precedent have been satisfied):

(a) Before and after giving effect to such Advance, the representations and warranties contained in Article 7 shall be true and correct, as though made on the date of such Advance.

(b) Before and after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing.

(c) Before and after giving effect to such Advance, the Borrower shall be in compliance with all conditions set forth in Section 6.1.

          (d)     No license, permit or other governmental consent material to the operation of Borrower’s business shall have been revoked or the issuance thereof subjected to challenge before any court or other governing authority.

          Section 6.3     No Waiver. The making of any Advance prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and the Bank reserves the right to require fulfillment of any and all such conditions prior to making any subsequent Advances.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

          To induce the Bank to enter into this Agreement, and to grant the Revolving Credit Facility and to make Advances hereunder, the Borrower represents and warrants to the Bank:

          Section 7.1     Organization, Standing, Etc of Borrower. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to carry on its businesses as now conducted and as proposed to be conducted, to enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted and as proposed to be conducted by it makes such qualification necessary, and where the failure to so qualify could reasonably be expected to have a material adverse effect on the business. The Borrower holds all certificates of authority, licenses and permits reasonably necessary to carry on its business as presently conducted and as proposed to be conducted in each jurisdiction in which it carries or proposes to carry on such business.

          Section 7.2     Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

          Section 7.3     No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Borrower’s Articles of Incorporation or the Borrower’s Bylaws or Shareholder Control Agreement (as applicable), or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other license, permit, agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower, other than Permitted Liens. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to have an Adverse Effect.

          Section 7.4     Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

          Section 7.5     Financial Statements and Condition. The financial statements of the Borrower, as heretofore furnished to the Bank by the Borrower, fairly present in all material respects the financial condition of the Borrower as at the dates specified therein and the results of its operations and changes in financial position for the periods ended as of the dates specified therein. As of the dates of such financial statements, the Borrower has not had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. The Borrower is not aware of any fact which casts doubt on the material accuracy or completeness thereof.

          Section 7.6     Litigation. There are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower could reasonably be expected to have an Adverse Effect.

          Section 7.7     Compliance. The Borrower is in material compliance with all licenses, permits, statutes and governmental rules and regulations applicable to it.

          Section 7.8     Environmental, Health and Safety Laws. There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received, any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could reasonably be expected to have an Adverse Effect.

          Section 7.9     ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

          Section 7.10     Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

          Section 7.11     Ownership of Property: Liens. The Borrower has good and sufficient title to its properties, including all properties and assets referred to as owned by the Borrower in the financial statements of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business), except that Borrower may have property subject to Permitted Liens. None of the properties, revenues or assets of the Borrower is subject to a Lien, except for Permitted Liens.

          Section 7.12     Taxes. The Borrower has filed all federal, state and local tax returns required to be filed by it and its Subsidiaries and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

          Section 7.13     Licenses and Infringement. The Borrower possesses adequate licenses, agreements, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted. Borrower has not been notified of another party’s assertion that Borrower is or may be liable with respect to any claim of infringement regarding any franchise, patent, copyright, trademark or trade name possessed or used by the Borrower, except as listed on Schedule 7.13.

          Section 7.14     Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 7.15     Subsidiaries. The Borrower does not have any Subsidiaries, except a wholly-owned subsidiary Vascular Solutions, GmbH.

          Section 7.16     Partnerships and Joint Ventures. The Borrower is not a partner (limited or general) in any partnerships and the Borrower is not a joint venturer in any joint ventures.

          Section 7.17     Use of Proceeds. The Borrower will use the proceeds as set forth in Section 2.4 above.

          Section 7.18     Completeness of Disclosures. No representation or warranty by the Borrower contained herein or in any other Loan Document, or in any certificate or other document furnished heretofore or concurrently with the signing of this Agreement or any other Loan Document by the Borrower to the Bank in connection with the transactions contemplated hereunder or under any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact which would prevent or materially inhibit the Borrower from performing this Agreement or any other Loan Document according to its terms.

          Section 7.19     Survival of Representations. All of the representations and warranties set forth in the immediately preceding subsections shall survive until all the Obligations shall have been indefeasibly satisfied in full, and the Revolving Credit Facility has been terminated.

Each of the foregoing warranties and representations shall be deemed to be repeated and reaffirmed on and as of the date any Advance is made hereunder by the Bank to the Borrower.

ARTICLE 8 AFFIRMATIVE COVENANTS

          From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires and the Obligations have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower agrees that the Borrower will do all of the following and will cause each Subsidiary, if any, to do all of the following:

          Section 8.1     Financial Statements and Reports. Furnish to the Bank:

          (a)     As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated annual report of the Borrower and its Subsidiaries, prepared and audited by a certified public accounting firm in conformity with GAAP, consisting of at least statements of income, cash flow and members’ equity for such year, and a balance sheet as at the end of such year, all in reasonable detail as required by Bank.

          (b)     As soon as available and in any event within 45 days after the end of each fiscal quarter, a copy of the company-prepared consolidated financial statements of the Borrower and its Subsidiaries prepared in the same manner as the financial statements referred to in Section 8.1(a), signed by the Borrower’s Chief Financial Officer, consisting of at least statements of income, cash flow and members’ equity for such fiscal quarter, and a balance sheet as at the end of such fiscal quarter.

          (c)     As soon as available and in any event within 45 days after the end of each fiscal quarter a Compliance Certificate signed by the Borrower’s Chief Financial Officer, and such other supporting documentation as may be requested by Bank to support the information contained in the Compliance Certificate.

          (d)     While any portion of the Revolving Credit Facility remains outstanding, as soon as available and in any event within 30 days after the end of each calendar month a Borrowing Base Certificate signed by the Borrower’s Chief Financial Officer, and such other supporting documentation as may be requested by Bank to support the information contained in the Borrowing Base Certificate.

          (e)     While any portion of the Revolving Credit Facility remains outstanding, as soon as available and in any event within 30 days after the end of each calendar month, a detailed accounts receivable aging report in form and substance acceptable to Bank.

          (f)     Promptly upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          (g)     Promptly upon becoming aware of the occurrence thereof, notice of the commencement of any judicial or administrative proceeding (i) related to permits or licenses that are material to the operations of the Borrower in which an adverse determination or result could reasonably be expected to result in the revocation of or have a material adverse effect on the permits or licenses, or (ii) which reasonably alleges a material liability on the Borrower to any Person and an adverse determination could have an Adverse Effect.

          (h)     From time to time, such other information regarding the Collateral and the business, operation and financial condition of the Borrower and the other Credit Parties as the Bank may reasonably request.

          Section 8.2     Total Cash Flow Leverage Ratio. The Borrower will not permit the Borrower’s Total Cash Flow Leverage Ratio to be greater than 2.50 to 1.0.

          Section 8.3     Corporate Existence. Maintain its corporate existence and the corporate or limited liability company existence of its Subsidiaries in good standing under the laws of its jurisdiction of formation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary. Without limiting the generality of the foregoing, the Borrower will maintain, and cause its Subsidiaries to maintain, all of its certificates, permits, licenses and agreements of any kind or nature necessary to the operation of its business in full force an effect and in good standing.

          Section 8.4     Insurance. Maintain with financially sound and reputable insurance companies such insurance in such amounts and against such risks as is reasonably requested by the Bank or as may be required by law or as may be customary in the case of reputable corporations engaged in the same or similar business and similarly situated, including, without limitation, property, hazard, fire, wind, hail, theft, collapse, comprehensive general public liability, and business interruption insurance, and worker’s compensation or similar insurance. The Borrower shall furnish to the Bank full information and written evidence as to the insurance maintained by the Borrower or any Subsidiary. All policies shall contain the insurer’s promise not to cancel the policy without 30 days prior written notice to the Bank at its address set forth below. All policies shall name the Bank as an additional insured or lender loss payee, as appropriate, as its interests may appear.

          Section 8.5     Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as its title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in accordance with GAAP. In addition, and without limitation, promptly pay all Trade Accounts Payable.

          Section 8.6     Inspection; Collateral Audits. Permit any Person designated by the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, and to conduct such collateral audits and appraisals, at such times and intervals as the Bank may reasonably designate, which may be at annual or shorter intervals. The expenses of the Bank for such visits, inspections, examinations, audits and appraisals shall be at the expense of the Borrower during any period while a Default or Event of Default exists and is continuing, otherwise the same shall be at the Bank’s expense. Bank may also perform a collateral exam if Borrower’s aggregate balance of unrestricted cash in Operating Accounts with the Bank is less than $10,000,000 at any time, the cost of which exam shall be at Borrower’s sole cost and expense once in any 12 month period.

          Section 8.7     Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          Section 8.8     Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

          Section 8.9     Compliance. Comply with the requirements of all applicable state and federal laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards, the failure to comply with which would have a material adverse effect on the business of Borrower.

          Section 8.10     ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

          Section 8.11     Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could reasonably be likely to result in a material liability or otherwise have an Adverse Effect.

          Section 8.12     Notice of Litigation. Promptly provide written notice to the Bank of all litigation, arbitration or mediation proceedings, and of all proceedings by or before any court or governmental or regulatory agency affecting the Borrower, which alone or in the aggregate seeks in excess of $1,500,000, describing the nature thereof and the steps being taken with respect to such proceeding.

          Section 8.13     Notice of Default. Promptly provide written notice to the Bank of any Default or Event of Default, describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          Section 8.14     Accounts. Maintain the Borrower’s primary depository accounts at the Bank, including without limitation, the Operating Accounts.

          Section 8.15     Letters of Credit. If a draft is submitted under a Letter of Credit, the Borrower shall pay to Bank on demand and in immediately available funds the amount of the draft together with interest accrued from the date of the draft until payment in full at the rate of interest specified in the Note. In its sole discretion Bank may, and it is irrevocably authorized to, make an Advance in an amount sufficient to discharge the Borrower’s obligation to make payment to Bank under this paragraph.

ARTICLE 9 NEGATIVE COVENANTS

          From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires and the Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have been discharged, unless the Bank shall otherwise expressly consent in writing, the Borrower agrees that the Borrower will not do any of the following and the Borrower will not cause or allow any of its Subsidiaries, if any, to do any of the following:

          Section 9.1      Indebtedness. Create, incur, issue, assume or suffer to exist any Indebtedness, except the Obligations, and except for equipment financing or leasing separate from the Obligations not to exceed $250,000.00 in the aggregate.

          Section 9.2     Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person.

          Section 9.3     Sale of Assets. Sell, transfer, assign, lease or otherwise convey all or any part of its assets (whether in one transaction or in a series of related transactions) to any Person other than in the ordinary course of business if the value of the assets meets or exceeds 50% of the Borrower’s current cash and cash equivalents (as determined by the most recent publicly-available financial statements).

          Section 9.4     Purchase of Assets. Purchase or acquire any right, title or interest in or to, any real or personal property not directly related to or necessary in connection with its present operations if the value of the real or personal property meets or exceeds 50% of the Borrower’s current cash and cash equivalents (as determined by the most recent publicly-available financial statements)..

          Section 9.5     Change in Nature of Business. Make any material change in the nature of its business as carried on by the Borrower prior to the date hereof, and as proposed as of the date hereof to be carried on by the Borrower after the date hereof.

          Section 9.6     Subsidiaries, Partnerships, Joint Ventures. Do any of the following: (a) form or acquire any entity which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or into any joint venture.

          Section 9.7     Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank, the value of which meets or exceeds 50% of the Borrower’s current cash and cash equivalents (as determined by the most recent publicly-available financial statements), (a) which would prohibit the Borrower from granting, or otherwise limit its ability to grant, to the Bank any Lien on any of its assets or properties; or (b) be violated or breached by its performance of its obligations under the Loan Documents. Notwithstanding the foregoing, the Borrower may only lease an aggregate of $250,000 of equipment without the Lender’s prior consent.

          Section 9.8     Restricted Payments. Either: (a) purchase or redeem or otherwise acquire for value any outstanding equity ownership interests of the Borrower, declare or pay any dividends or distributions, or make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any outstanding equity ownership interests of the Borrower or set aside any funds for any such purpose, if after giving effect thereto, the Borrower would violate any of the covenants set forth in Section 8.2; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its Indebtedness that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination; or (c) directly or indirectly make any payment or distribution of proceeds of any Loan or Collateral to any Subsidiary or Affiliate.

          Section 9.9     Investments. Acquire for value, make, have or hold any Investments except:

(a) direct obligations of the United States of America;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

          (c)        commercial paper issued by U.S. corporations rated “A-1” by Standard & Poor Corporation or “P-1” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation); or

          (d)        Investments, the aggregate of which do not exceed 50% of the Borrower’s current cash and cash equivalents (as determine by the most recent publicly-available financial statements). If Borrower’s current cash basis declines during a fiscal quarter, Borrower will have one fiscal quarter to remedy the deficiency by increasing available cash, decreasing the outstanding investments, or obtaining consent from the Lender to maintain the Investments.

          Section 9.10     Plans. Permit any condition to exist which causes the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any of its properties, revenues or assets or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $250,000.

           Section 9.11    Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a) Liens in favor of the Bank;

(b) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of its business;

          (c)           Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5;

          (d)           Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5;

          (e)           Liens for specific items of equipment separate from the Agreement, the Security Agreement, and other Loan Documents, the aggregate of which will not exceed $250,000 at any given time, and all of which may have Liens that take priority over the Bank’s liens.

          Section 9.12     Contingent Payments or Liabilities. Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

          Section 9.13     Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

          Section 9.14     Transactions with Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

          Section 9.15     Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

          Section 9.16     Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

          Section 9.17     Amendments or Modifications. Amend or modify any agreement material to the Borrower in any way that affects the Collateral or the Borrower’s ability to repay the Loans.

          Section 9.18     Accounts. Voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit any assignment, pledge, lien, sale, or other transfer or conveyance of any interest of the Borrower in the Operating Accounts.

          ~~Section 9.19     Transfers of Shares. Except in accordance with a Plan, Employee Stock Purchase Plan (or any similar future plan), or Board-approved stock and option grants, Borrower shall not voluntarily, involuntarily, or by operation of law agree to, cause, suffer or permit any sale, transfer, pledge or encumbrance of any of the shares in the Borrower without, in each instance, the prior written consent of the Lender. Nothing in this provision is intended to restrict the purchase or sale of shares of stock by shareholders.~~

ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES

          Section 10.1     Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

          (a)           The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of the Note, or any interest on the Note, or any fee or other amount required to be made to the Bank pursuant to the Loan Documents, and such failure continues uncured for ten (10) days; or

          (b)           Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any other Credit Party in the Loan Documents or on behalf of the Borrower or any other Credit Party in any certificate, statement, report or other writing furnished by or on behalf of the Borrower or any other Credit Party to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified, and such false or misleading representations and warranties are not corrected or remedied to the satisfaction of the Lender within thirty (30) days of their discovery; or

(c) The Borrower shall fail to comply with Section 8.1, Section 8.2 or Section 8.4 hereof or any Section of Article 9 hereof; or

          (d)           The Borrower or any other Credit Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for a period of thirty (30) days after the earlier of: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 8.13, or (iii) the date the Bank gives notice of such failure to the Borrower; or

          (e)           The Borrower or any other Credit Party, or any one or more of them shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the Borrower or any other Credit Party or of all or a substantial part of the Borrower or any other Credit Party’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing the Borrower or any other Credit Party’s inability to pay its debts as they mature, or (6) make an assignment for the benefit of its creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the Borrower or any other Credit Party, in any court of competent jurisdiction, and such proceeding or case shall not be dismissed within 60 days after commencement, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the Borrower or any other Credit Party, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the Borrower or any other Credit Party or of all or any substantial part of its property, or (3) similar relief in respect of the Borrower or any other Credit Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts

          (f)           A judgment or judgments for the payment of money in excess of 50% of the Borrower’s current cash and cash equivalents (as determined by the most recent publicly-available financial statements) is rendered against the Borrower or any other Credit Party and the Borrower or such other Credit Party does not, within thirty (30) days of the date of the entry of judgment or such longer period during which execution of such judgment is stayed: (i) pay, (ii) discharge, (iii) provide for its discharge in accordance with its terms, (iv) procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, or (v) appeal and cause the execution thereof to be stayed during such appeal; or

          (g)           Any property of the Borrower or any other Credit Party (including, without limitation, the Collateral) shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 30 days during which execution is not effectively stayed; or

          (h)           The termination of any Plan, if as a result of the termination the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $250,000, or the institution by the PBGC of steps to terminate any Plan; or

          (i)           The maturity of any Indebtedness of the Borrower or any other Credit Party (other than Indebtedness under this Agreement) owed to the Bank, or the maturity of any Indebtedness of the Borrower or any other Credit Party in an aggregate amount equal to or greater than $250,000 owed to others, shall be accelerated, or the Borrower or any other Credit Party shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, and all cure periods related thereto have expired and such debt has been accelerated, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing or permitting (any required notice having been given and grace period having expired) the Bank or the holder of any such Indebtedness in such aggregate amount or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

          (j)           The Borrower or any other Credit Party shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due in an amount greater than or equal to $250,000, unless contested in good faith pursuant to Section 8.5, or notice of any state or federal tax lien shall be filed or issued; or

(k) Any event of default (as defined therein) shall occur under any other Loan Document and not be cured within any applicable cure period;

          (l)           There shall be a draw made against a Letter of Credit and Borrower fails to reimburse Bank the amount of such draw within 5 days after written notice from Bank; or all Letters of Credit shall not be released by the holders thereof and returned to Bank cancelled and undrawn (or the outstanding Letter of Credit Obligations otherwise satisfied) on or before the Revolving Credit Expiration Date;

          (m)           Bank shall receive any written notice from Borrower’s landlord that such landlord is repossessing any premises in which the Collateral is held and Borrower has not, within 30 days thereafter, reached agreement with such landlord on retaining possession of such premises or taken such other action to protect the Collateral reasonably acceptable to Bank; or

(n) The occurrence of any event that has an Adverse Effect which is not cured within thirty (30) days after discovery by Borrower.

          Section 10.2     Remedies. If (a) any Event of Default described in Section 10.1(e) shall occur, the Revolving Credit Facility shall automatically terminate and the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Revolving Credit Facility to be terminated, whereupon the Revolving Credit Facility shall terminate, and (ii) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon such Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. In addition, upon any Event of Default, the Bank may exercise all rights and remedies under any other instrument, document or agreement between the Borrower or any other Credit Party and the Bank, and enforce all rights and remedies under any applicable law, including without limitation the rights and remedies available upon default to a secured party under the Uniform Commercial Code as adopted in the State of Minnesota, including, without limitation, the right to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Bank at a place to be designated by the Bank.

          Section 10.3     Offset. In addition to the remedies set forth in Section 10.2, the Bank or any other holder of any Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of such Note, against the Indebtedness then owed by the Borrower to the Bank. Nothing in this Agreement shall be deemed a waiver or prohibition of the Bank’s rights of banker’s lien, offset, or counterclaim, which right the Borrower hereby grants to the Bank.

          Section 10.4     Letter of Credit Reimbursement. In addition to the remedies set forth in Section 10.2 and Section 10.3, immediately upon the commencement of any proceeding under any bankruptcy law by or against the Borrower, and at Bank’s option upon the occurrence of any other Event of Default, within 5 days of receiving notice, the Borrower shall pay to Bank a sum equal to the then outstanding amount of the Letters of Credit.. The Borrower grants Bank a first lien and security interest in all such funds paid to Bank, including without limitation all instruments evidencing such funds, and all products and proceeds of the foregoing, as security for all now existing and hereafter arising debts, obligations and liabilities of the Borrower to Bank in connection with the Revolving Credit Facility.

ARTICLE 11 MISCELLANEOUS

          Section 11.1     Waiver and Amendment. No failure on the part of the Bank or the holder of any Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law or in equity. No notice to or demand on the Borrower not required hereunder or under any Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of any Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

          Section 11.2     Expenses and Indemnities. The Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including any reasonable fees and expenses of legal counsel) in connection with the transactions contemplated by this Agreement, and the preparation and negotiation of this Agreement or any amendment, or any modification, interpretation, collection and enforcement of the Loan Documents, excluding costs and attorneys’ fees incurred in the negotiation and preparation of this Agreement and the other initial Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense claimed by a third party which may arise or be created by the acceptance of instructions for making Loans or disbursing the proceeds thereof. The obligations of the Borrower under this Section 11.2 shall survive any termination or expiration of the Revolving Credit Facility and payment in full of the Obligations.

          Section 11.3     Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission or overnight courier for next Business Day delivery addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, or from a first Business Day after the date of sending if sent by overnight courier for next Business Day delivery; provided, however, that any notice to the Bank under Article 2 hereof shall be deemed to have been given only when received by the Bank. If notice to the Borrower of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten calendar days prior to the date of intended disposition or other action.

          Section 11.4     Successors. This Agreement shall be binding on the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank, and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

          Section 11.5     Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 11.6     Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

          Section 11.7     Entire Agreement. This Agreement and the Note, and the other Loan Documents, embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation, any commitment letters from the Bank to the Borrower.

          Section 11.8     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

          Section 11.9     Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

          Section 11.10    Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

          Section 11.11     Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          Section 11.12     USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask to see the Borrower’s legal organizational documents or other identifying documents.

          Section 11.13     Borrower Acknowledgments. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

(The signature page follows.)

          THE PARTIES HERETO have caused this Credit Agreement to be executed as of the date first above written.

VASCULAR SOLUTIONS, INC.

By:	/s/ James Hennen
Its:	Chief Financial Officer

6464 Sycamore Court
Minneapolis, MN 55369
Attention:	CEO and General Counsel
Telephone:	(763) 656-4300

Fax:	(763) 656-4250

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Greg Guttormsson
Its:	Vice President

800 Nicollet Mall, Third Floor
BC-MN-HO3W
Minneapolis, MN 55402
Attention: Gregory Guttormsson

EXHIBIT A

CONDITIONS PRECEDENT

1.	The Note, duly executed by the Borrower.

2.	The Security Agreement, duly executed by the Borrower.

3.	Certificate of Good Standing respecting the Borrower, as of a recent date and issued by the Secretary of State of Minnesota.

4.	The Organizational Documents of the Borrower.

5.

A Secretary’s Certificate of the Borrower certifying (1) a copy of any Bylaws or Shareholder Control Agreement (as applicable), (2) a copy of its resolutions authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (3) the names, titles, and signatures of its managers/officers authorized to execute and perform the Loan Documents to which it is a party.

6.	Legal opinion of Borrower’s counsel.

7.

Evidence acceptable to the Bank in its discretion showing that the insurance required by the Loan Documents is in full force and effect and that the Bank is listed as “additional insured” and “lender loss payee” (as applicable).

8.	UCC lien, tax lien, judgment litigation and bankruptcy searches (against Borrower, and any other names used within the past five years in all relevant jurisdictions).

9.	Payoff letter from each of the Borrower’s current lenders.

10.	Such termination statements and releases as the Bank requires.

11.	Payment of the Bank’s legal fees and expenses.

12.	Such other documents or instruments as the Bank may request to consummate the transaction contemplated hereby.

A-1

EXHIBIT B

BORROWING BASE CERTIFICATE

[See attached]

B-1

BORROWING BASE CERTIFICATE

          The undersigned officer of VASCULAR SOLUTIONS, INC., a Minnesota corporation (the “Borrower”), pursuant to and in accordance with that certain Loan Agreement dated December ___, 2009, as amended (as so amended, the “Loan Agreement”), hereby certifies to and U.S. BANK, NATIONAL ASSOCIATION, a national banking association under the laws of the United States of America (the “Bank”), as follows:

          As of the close of business on _____________________, ____________, the Borrowing Base and the unpaid principal balance of the Revolving Note were as follows:

1.	Total Accounts Receivable	$_____________________ (1)

2a.	Less Ineligible Accounts Receivable:

	Over 90 days (past invoice date)	$____________________
	Disputed Accounts; Setoffs	$____________________
	Contra Accounts	$____________________
	Bankrupt, Insolvent, Impaired Debtor	$____________________
	Restructured Accounts	$____________________
	Progress Billings, (Retainage)	$____________________
	Concentrations[1]	$____________________
	10% Rule – Cross Agings[2]	$____________________
	Receivables from Affiliates	$____________________
	Receivables from Officers/Employees	$____________________
	Receivables from Foreign Entities	$____________________
	Receivables from Government	$____________________
	Other Ineligibles (as determined by Bank)	$____________________

2b.	Total Ineligible Receivables	$_____________________ (2)

3.	Eligible Accounts Receivable (Line 1 minus Line 2)	$_____________________ (3)

4.	80% of Line 3	$_____________________ (4)

5.	Total Inventory	$_____________________ (5)

6a.	Less Ineligible Inventory:

	Work in Process	$____________________
	Consigned; 3rd Party Possession	$____________________
	Advance payments Inventory	$____________________
	No Landlord Waiver	$____________________
	Other Ineligibles (as determined by Bank)	$____________________

6b.	Total Ineligible Inventory	$_____________________ (6)

7.	Eligible Inventory (Line 5 minus Line 6)	$_____________________ (7)

8.	The lesser of $5,000,000 or 50% of Line 7	$_____________________ (8)

[1]	If 10% or more of the receivables are from the same or related account debtor, the portion of the obligations from such account debtor in excess of 10% shall be excluded from Eligible Receivables.

[2]	If 10% or more of the receivables from any account debtor are more than 90 days past the invoice date, all obligations owed by the account debtor shall be excluded from Eligible Receivables.

9.	Eligible Property and Equipment	$_____________________ (9)

10.	The lesser of $2,000,000 or 50% of Line 9	$_____________________ (10)

11.	The lesser of $10,000,000 or total of
	Line 4 plus Line 8 plus Line 10 (the “Borrowing Base”)	$_____________________ (11)

12.	Unpaid Principal Balance of Revolving Note
	plus Letter of Credit Obligations	$_____________________ (12)

13.	Availability or (Shortfall) (Line 11 minus Line 12)	$_____________________ (13)

Date of Certificate: _______________________, 20___

BORROWER:

Vascular Solutions, Inc.,
a Minnesota corporation

By:

Its:

SCHEDULE 7.13

LICENSES AND INFRINGEMENT

On July 29, 2009 AngioDynamics, Inc. (“AngioDynamics”) filed a lawsuit against Vascular Solutions, Inc. (“Vascular Solutions”) in the United States District Court for the District of Delaware, alleging that Vascular Solutions has infringed U.S. Patent No 7,273,498 and U.S. patent No. 7,559,329 by making, using and selling Vari-Lase® products, including its Bright Tip fibers and procedure kits. AngioDynamics has requested injunctive relief and compensatory damages. Vascular Solutions believes that its Vari-Lase products do not infringe any valid AngioDynamics patent.